UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 25, 2005

Leslie’s Poolmart, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-1874	95-4620298
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3925 E. Broadway Road, Suite 100, Phoenix, Arizona	85040
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (602) 366-3999

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation Under an Off Balance Sheet Arrangement of a Registrant.

Item 8.01 Other Events.

Pursuant to the Agreement and Plan of Merger between Leslie’s Poolmart, Inc. (Leslie’s) and LPM Acquisition LLC (“LPM”) dated as of January 7, 2005, LPM merged with and into Leslie’s on January 25, 2005, with Leslie’s continuing as the surviving entity in the merger (the “Merger”). Immediately prior to the consummation of the merger, GCP California Fund, L.P. (“GCP”) and certain other Leslie’s stockholders contributed all or a portion of their Leslie’s common stock to LPM, and GCP and others contributed cash to LPM, in exchange for common and preferred units of LPM which were subsequently converted into common and preferred stock of Leslie’s in the Merger.

In the merger, each of Leslie’s existing shares of common stock (other than those that were contributed to LPM) were exchanged for $15.00 cash consideration, and each of Leslie’s existing shares of preferred stock were exchanged for cash equal to the amount that would have been payable under the optional redemption provisions of the preferred stock as if it had been redeemed on the closing date of the merger.

On January 25, 2005, Leslie’s sold, through a private placement (the “Private Placement”) exempt from the registration requirements under the Securities Act of 1933, as amended, $170 million in aggregate principal amount of its 7.75% Senior Notes due 2013 (the “Notes”). The Notes were sold in the United States only to qualified institutional buyers pursuant to Rule 144A under the Securities Act and to non-U.S. persons in accordance with Regulation S under the Securities Act. The Notes have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. Leslie’s used the net proceeds of this offering to finance the Merger and to consummate its previously announced tender offer for its 10.375% Senior Notes due 2008.

In connection with the closing of the Private Placement, Leslie’s entered into (i) an indenture, dated January 25, 2005 with The Bank of New York Trust Company, N.A., as the trustee, governing the terms and conditions of the Notes (the “Indenture”) and (ii) a registration rights agreement, dated January 25, 2005 with the initial purchasers of the Notes in the Private Placement (the “Registration Rights Agreement”).

Under the Indenture, Leslie’s issued the Notes bearing an interest rate of 7.75% and maturing on February 1, 2013 to certain initial purchasers of such Notes. Interest on the Notes will be payable semi-annually on February 1 and August 1 of each year, beginning on August 1, 2005. The Indenture contains customary covenants, including those that will limit Leslie’s ability to grant liens on assets to secure debt, enter into certain sale and lease-back transactions, and merge or consolidate with another company or sell substantially all assets.

Under the Registration Rights Agreement, Leslie’s agreed to use its best efforts to register notes having substantially identical terms as the Notes with the Securities and Exchange Commission (the “Commission”) as part of an offer to exchange freely tradeable exchange notes (the “Exchange Notes”) for the Notes initially issued under the Indenture. Leslie’s will file a registration statement for the Exchange Notes with the Commission before April 25, 2005 and use its best efforts to cause such registration statement to be declared effective by July 25, 2005. Under the Registration Rights Agreement, if Leslie’s fails to file the registration statement on time, fails to cause such registration statement to be declared effective on time, or fails to consummate the corresponding exchange offer by August 23, 2005, Leslie’s will be obligated to pay an additional annual interest rate on the Notes of 0.25% for each 90-day period that such failure continues, up to a maximum additional interest rate of 1.00%. Such additional interest would cease to accrue once such default is remedied.

The description set forth above is qualified by the Indenture and the Registration Rights Agreement filed herewith as exhibits.

Leslie’s and LPM Manufacturing, Inc., a wholly owned subsidiary of Leslie’s, entered into an Amended and Restated Loan and Security Agreement (the “Loan Agreement”) with the lenders noted therein and Wells Fargo Retail Finance LLC as agent for the Lenders. The Loan Agreement provides for the extension by the Lenders of revolving loans and other financial accommodations to Leslie’s and LPM Manufacturing, Inc. in an aggregate principal amount not to exceed $105,000,000, such amount to be reduced after July 1, 2005 as set forth in the Loan Agreement. This description set forth above is qualified by the Loan Agreement filed herewith as an exhibit.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits

10.01 Registration Rights Agreement, dated as of January 25, 2005 among Leslie’s Poolmart, Inc. and the initial purchasers named therein.

10.02 Indenture, dated as of January 25, 2005 between Leslie’s Poolmart, Inc. and The Bank of New York Trust Company, N.A., as the trustee.

10.03 Amended and Restated Loan and Security Agreement, dated as of January 25, 2005, among Leslie’s Poolmart, Inc. and LPM Manufacturing, Inc. as the borrowers, the financial institutions named therein as lenders, and Wells Fargo Retail Finance LLC as the agent.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Leslie’s Poolmart, Inc.
(Registrant)

Date January 28, 2005

/s/ Donald J. Anderson
(Signature) Donald J. Anderson, Executive Vice President and Chief Financial Officer

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